UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 28, 2023

Verona Pharma plc

(Exact name of registrant as specified in its charter)

United Kingdom	001-39067	98-1489389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 More London Riverside

London SE1 2RE

United Kingdom

(Address of principal executive offices) (Zip Code)

+44 203 283 4200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value £0.05 per share*	VRNA	The Nasdaq Stock Market LLC (Nasdaq Global Market)

* The ordinary shares are represented by American Depositary Shares (each representing 8 ordinary shares), which are exempt from the operation of Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8 thereunder.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 28, 2023, Verona Pharma, Inc., a wholly-owned subsidiary of Verona Pharma plc (the “Company”), and insightsoftware, LLC (the “Sublandlord”) entered into an Agreement of Sublease (the “Sublease”) pursuant to which the Company will sublease approximately 31,845 square feet of office space located at 8529 Six Forks Road, Raleigh, North Carolina (the “Premises”), which the Sublandlord leased under that certain Office Lease dated as of November 26, 2018 (as amended, the “Lease”) between Highwoods Realty Limited Partnership (the “Landlord”) and the Sublandlord as tenant.

The term of the Sublease will commence on December 1, 2023, and shall expire on October 31, 2027 (“Sublease Expiration Date”), unless sooner terminated or cancelled in accordance with the terms and conditions of the Sublease.

The Sublease provides that base rent for the Premises will be approximately $297,000 per annum, or approximately $25,000 per month, beginning on the Sublease Commencement Date through March 31, 2024. The base rent for the Premises will be approximately $594,000 per annum, or approximately $50,000 per month, for the period commencing on April 1, 2024 through November 30, 2024. The base rent for the Premises will be approximately $695,000 per annum, or approximately $58,000 per month, for the period commencing on December 1, 2024 through November 30, 2025. The base rent for the Premises will be approximately $773,000 per annum, or approximately $64,000 per month, for the period commencing on December 1, 2025 through November 30, 2026. The base rent for the Premises will be approximately $939,000 per annum, or approximately $78,000 per month, for the period commencing on December 1, 2026 through the Sublease Expiration Date. The Sublease contains customary representations and warranties, covenants, obligations and indemnities in favor of either party.

The foregoing description of the Sublease does not purport to be complete and is qualified in its entirety by reference to the full text of the Sublease, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2023, the Board of Directors (the “Board”) of the Company increased the size of the Board from ten to eleven directors and appointed Christina Ackermann as a non-executive director, effective as of September 1, 2023 (the “Effective Date”).

As a non-executive director, Ms. Ackermann will receive a £30,000 annual retainer for her service on the Board. On the Effective Date, Ms. Ackermann received an award of an option to purchase 144,000 Ordinary Shares of the Company (represented by 18,000 American Depositary Shares (“ADSs”), each of which represents eight (8) Ordinary Shares of the Company) (the “Initial Award”). The Initial Award has an exercise price equal to $19.43 per American Depositary Share (equivalent to $2.43 per Ordinary Share), the fair market value of an American Depositary Share on August 31, 2023, and will vest and become exercisable as to one-third of the options on September 1, 2024 and the remaining options vesting in equal quarterly installments over the two years thereafter, subject to Ms. Ackermann’s continued service on the Board through each such vesting date.

In connection with her appointment, Ms. Ackermann entered into the Company’s standard letter of appointment for non-executive directors and also entered into the Company’s standard director deed of indemnity.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Agreement of Sublease, dated August 28, 2023, by and between Verona Pharma, Inc. and insightsoftware, LLC.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERONA PHARMA PLC

Date: September 1, 2023	By:	/s/ David Zaccardelli, Pharm. D.
	Name:	David Zaccardelli, Pharm. D.
	Title:	President and Chief Executive Officer